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                   May 31, 2023

       Xin Sun
       Chief Executive Officer
       China Health Industries Holdings, Inc.
       3199-1 Longxiang Road, Songbei District, Harbin City
       Heilongjiang Province
       People   s Republic of China

                                                        Re: China Health
Industries Holdings, Inc.
                                                            Amendment No. 2 to
Annual Report on Form 10-K
                                                            Fiscal Year Ended
June 30, 2022
                                                            Filed April 10,
2023
                                                            File No. 000-51060

       Dear Xin Sun:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                   Sincerely,


                   Division of Corporation Finance

                   Office of Life Sciences
       cc:                                              Elizabeth F. Chen, Esq.